Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST-QUARTER RESULTS

TAMPA, April 29, 2008 — TECO Energy, Inc. (NYSE:TE) today reported first-quarter net income of $30.8 million or $0.15 per share, compared to $72.8 million, or $0.35 per share, in the first quarter of 2007.

First-quarter 2008 non-GAAP results from continuing operations, excluding charges and gains, were $31.4 million compared to non-GAAP results excluding synthetic fuel and charges and gains (Non-GAAP Results Excluding Synthetic Fuel), which were $43.9 million in the 2007 period (see the Results Reconciliation table later in this release).

In 2008, first-quarter net income included no benefits from the operations of TECO Transport or from the production of synthetic fuel, compared to $6.4 million and $30.7 million, respectively in the 2007 period (see the Results Reconciliation table later in this release). First-quarter 2008 net income also included a $0.6 million after-tax charge for adjustments to previously estimated costs associated with the sale of TECO Transport, compared to $1.8 million of after-tax charges related to the sale of TECO Transport in 2007 (see the Results Reconciliation table later in this release).

TECO Energy Chairman and CEO Sherrill Hudson said, “As we have previously reported, with the end of the tax credit program for the production of synthetic fuel and the completion of the sale of TECO Transport in December 2007, TECO Energy’s 2008 results will be driven primarily by our Florida utility operations this year. Both utilities were down compared to last year’s first quarter, primarily due to significantly milder weather. At TECO Coal, the strong coal markets continue, and we will see the result in much improved pricing and net income for that business in 2009. And, as a result of our 2007 debt retirement actions, the positive effects of lower parent interest expense largely offset the negative impact of the loss of operating earnings from TECO Transport, due to its sale last December. We are also pleased that in March we received our third credit rating upgrade in four months, when Fitch Ratings raised TECO Energy’s rating to investment grade as a result of our lower risk profile and balance sheet improvement.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release, which exclude certain charges and gains. In 2007, Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

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Results Comparisons

	3 months Ended Mar. 31		12 months Ended Mar. 31
(in millions)	2008	2007	2008	2007
Net income	$30.8	$72.8	$371.2	$263.9
Net income from continuing operations	$30.8	$72.8	$356.9	$262.1
Non-GAAP Results With Synthetic Fuel	$31.4	$74.6	$233.2	$250.2
Non-GAAP Results Excluding Synthetic Fuel	$31.4	$43.9	$211.3	$197.4

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits for the periods shown.

	3 months Ended Mar. 31		12 months Ended Mar. 31
(in millions)	2008	2007	2008	2007
Net Income (loss)
Tampa Electric	$15.9	$21.8	$144.3	$135.2
Peoples Gas System	10.0	11.0	25.6	28.1
TECO Coal	7.5	42.4	56.0	96.5
TECO Guatemala	10.5	10.3	44.9	39.3
Parent/other	(13.1)	(19.1)	58.6	(61.2)
TECO Transport	—	6.4	27.5	24.1

Net income from continuing operations	30.8	72.8	356.9	262.0
Discontinued operations	—	—	14.3	1.9

Total net income	$30.8	$72.8	$371.2	$263.9

Operating Company Results:

Tampa Electric

Net income for the first quarter was $15.9 million, compared with $21.8 million for the same period in 2007. Results for the quarter reflect 0.6% average customer growth and lower retail energy sales. Sales to other utilities were essentially unchanged from 2007. First quarter net income included $1.3 million of Allowance for Funds Used During Construction – Equity (which represents allowed equity cost capitalized to construction costs) related to the construction of nitrogen oxide (NOx) pollution control equipment, compared to $1.7 million included in the 2007 period.

Total retail energy sales decreased 2.1%, driven by lower sales to weather-sensitive residential customers and lower sales to lower-margin phosphate customers due to phosphate production facility outages. Sales to the residential customer segment declined 4.5% in the first quarter primarily due to mild weather patterns. Total degree days in Tampa Electric’s service area were 10% below normal and 11% below the first quarter 2007 period. Base revenues declined $3.2 million in the quarter due to the mild weather. Other operating income increased $4.2 million pretax, driven primarily by higher

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earnings on the new selective catalytic reduction (SCR) equipment, which is recovered through the environmental cost recovery clause, increased by-product sales, and higher miscellaneous service revenues.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $4.5 million after tax, as expected, driven primarily by $1.9 million of after-tax expenditures related to planned outage requirements on power generating equipment. Other factors included $0.4 million of higher after-tax bad-debt expense, and higher vehicle fuel costs.

Compared to the first quarter of 2007, depreciation expense decreased $0.7 million after tax, reflecting primarily lower depreciation rates as a result of a depreciation study approved by the FPSC in the third quarter of 2007. Property tax expense decreased $0.3 million after tax compared to the first quarter of 2007, reflecting lower property tax rates from legislation passed in Florida in 2007, as well as adjustments to property valuations previously agreed to with various taxing authorities. Interest expense at Tampa Electric increased $1.6 million after tax, due to higher levels of long-term debt outstanding and higher interest rates on tax-exempt auction-rate debt for one month in the quarter. In addition, interest income decreased due to lower under-recovered fuel balances on which interest is accrued.

Peoples Gas

Peoples Gas reported net income of $10.0 million for the first quarter, compared to $11.0 million in the same period in 2007. Quarterly results reflect average customer growth of 0.3% and lower sales to residential customers, primarily due to mild winter weather. Sales to commercial and industrial customers declined due to the continued weak housing market, which is negatively impacting housing-related industries such as wallboard producers, and the slower economy in general, which is affecting gas usage by commercial customers, such as restaurants. Gas transported for power generation customers increased over the first quarter of 2007 when volumes were reduced due to mild weather and the use of other fuels for power generation. Non-fuel operations and maintenance expense decreased primarily due to lower medical claims costs this quarter partially offset by higher employee-related expenses. Results also reflect higher depreciation expense due to routine plant additions and lower property tax rates, reflecting legislation passed in Florida in 2007.

TECO Coal

TECO Coal achieved first-quarter net income of $7.5 million, compared to $42.4 million in the same period in 2007. Net income in 2008 no longer includes benefits associated with the production of synthetic fuel, which concluded at the end of 2007 concurrent with the expiration of the federal tax credit on the production of synthetic fuel. On the basis that is comparable to 2008 net income, TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel were $11.7 million in 2007. In 2008, net income included a $0.6 million after-tax benefit reflecting the final adjustment to the 2007 inflation factor applied to the tax credit available on the production of synthetic fuel. In 2007, first quarter results included a $1.6 million after-tax benefit for the final 2006 inflation adjustment to the tax credit. In 2007, first quarter GAAP net income also included $30.7 million of net benefits related to synthetic fuel production. (See the Results Reconciliation table.)

Total sales were 2.4 million tons in the 2008 first quarter, compared with 2.1 million tons in the 2007 period, which included 1.3 million tons of synthetic fuel. Sales volumes increased in 2008 in response to the improved market conditions; however, the first

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quarter sales mix was more heavily weighted to lower margin steam coal due to the timing of metallurgical coal shipments, which largely offset the positive effects of coal sold in the spot market at higher prices. Average net selling prices in the first quarter of 2008, which exclude transportation allowances, were comparable to average net selling prices in the first quarter of 2007 due to the timing of contract signings in 2006 and 2007. In the first quarter of 2008, the cash cost of production per ton was 7% higher than in the first quarter of 2007, driven by higher costs for petroleum related products and explosives.

TECO Guatemala

TECO Guatemala reported first-quarter net income of $10.5 million in 2008, compared to $10.3 million in the 2007 period. The 2008 results reflect the benefit of an inflation adjustment to the non-fuel rate for energy sales by the San José Power Station and lower interest expense on the non-recourse financing, higher interest income on higher offshore cash balances, customer growth and higher energy sales at the distribution utility (EEGSA) partially offset by higher operating expenses, and increased earnings from the DECA II affiliated companies.

Parent / Other

The cost for Parent/Other in the first quarter was $13.1 million compared to a cost of $19.1 million in the 2007 period. In 2008, the non-GAAP cost for Parent/Other in the first quarter was $12.5 million excluding the $0.6 million of after-tax adjustment to previously estimated transaction costs related to the sale of TECO Transport, compared to $17.3 million in the 2007 period excluding $1.8 million of after-tax transaction-related costs associated with the sale of TECO Transport. (See the Results Reconciliation table.) These non-GAAP results were driven by after-tax interest expense at parent and TECO Finance that was $6.8 million lower in the 2008 period, due to debt redemption and refinancing actions. This was partially offset by $1.9 million after-tax of lower interest income due to lower cash balances.

TECO Transport

The sale of TECO Transport closed Dec. 4, 2007. Due to the ongoing contractual relationship for solid fuel waterborne transportation services, TECO Transport was not classified as a discontinued operation and is included in TECO Energy’s historical results.

Cash and Liquidity

The table below sets forth the Mar. 31, 2008 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

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Balances as of Mar. 31, 2008

(in millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts / LCs	28.9	19.4	—	9.5

Available credit facilities	646.1	455.6	—	190.5
Cash and short-term investments	120.4	7.9	57.4	55.1

Total liquidity	$766.5	$463.5	$57.4	$245.6

Consolidated other cash and short-term investments includes $7.8 million of cash at the unregulated operating companies for normal operations and $49.6 million of consolidated cash and short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA. In addition to consolidated cash, as of Mar. 31, 2008, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $9.6 million and restricted cash of $0.8 million, which are not included in the table above. The table above also excludes consolidated restricted cash of $7.5 million, primarily at TECO Energy parent.

2008 Earnings Outlook

TECO Energy is maintaining its outlook for 2008 earnings per share from continuing operations within a range of $0.95 and $1.10, and expects its results for the year to be driven by essentially the same factors as outlined in February.

First quarter customer growth at the utilities reflects a more significant slow down in the Tampa area and Florida economies than previously forecast. Due to the high levels of builder inventory homes and other vacancies, Tampa Electric expects full-year customer growth to be only slightly above the first quarter levels. This is a significant reduction from prior Tampa Electric customer growth projections for 2008, and reflects the impact of the economic and housing market slowdowns in Florida. Assuming the housing market strengthens and the housing inventory is absorbed, Tampa Electric expects the rate of customer growth to increase in 2009, and for customer growth to return to about the 2% level in 2010. The company anticipates that weather-normalized energy sales will grow at levels consistent with customer growth. Peoples Gas expects customer growth at about the same level as Tampa Electric driven by the weak Florida housing market, which is down slightly from previous Peoples Gas customer growth projections. Peoples Gas expects per residential customer usage to continue to decline due to increased appliance efficiency, price elasticity and more energy efficient housing construction.

TECO Coal now expects to increase 2008 sales to 10.5 million tons in response to improved market conditions. Higher selling prices for the additional sales are expected to offset the effects of higher prices now expected to be paid for diesel fuel and petroleum related products in 2008, resulting in average after-tax margins of about $4 per ton for the year.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and earnings from the production of synthetic fuel in the 2008 and 2007 quarterly and 12-months ended periods.

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The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to compare 2008 results, which include no synthetic fuel production, to 2007 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Results Reconciliation	3 Months Ended Mar. 31		12 Months Ended Mar. 31
(in millions)	2008	2007	2008	2007
GAAP net income	$30.8	$72.8	$371.2	$263.9

Exclude discontinued operations	—	—	(14.3)	(1.9)

GAAP net income from continuing operations	$30.8	$72.8	$356.9	$262.0

Add TECO Transport transaction related costs	0.6	1.8	15.2	1.8
Exclude TECO Transport depreciation	—	—	(9.7)	—
Exclude gain on sale of TECO Transport	—	—	(149.4)	—
Add parent debt extinguishment	—	—	20.2	—
Add TECO Transport hurricane costs	—	—	—	1.7
Exclude TECO Transport hurricane insurance recovery	—	—	—	(1.5)
Exclude Dell & McAdams valuation adjustment and gain on sale, net	—	—	—	(8.1)
Exclude sale of unused steam turbines	—	—	—	(5.7)

Total charges and gains	0.6	1.8	(123.7)	(11.8)

Non-GAAP results from continuing operations (1)	$31.4	$74.6	$233.2	$250.2

Exclude synthetic fuel benefit	—	(30.7)	(21.9)	(52.8)

Non-GAAP results excluding synthetic fuel	$31.4	$43.9	$211.3	$197.4

(1)	A non-GAAP financial measure is a numerical measure that includes (or excludes) amounts, or is subject to adjustments that have the effect of including (or excluding) amounts, that are excluded from (or included in) the most directly comparable GAAP measure.

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Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its first-quarter results on Tuesday, April 29, 2008 at 5:00 pm Eastern time. The Webcast will be accessible through the link on TECO Energy’s Web site: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay on the Web site for 30 days, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; commodity price and operating cost changes affecting the production levels and margins at TECO Coal; the timing of fuel cost recoveries and cash flows at Tampa Electric; natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and changes in electric tariffs or contract terms affecting TECO Guatemala’s operations. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2007.

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SUMMARY INFORMATION AS OF MAR. 31, 2008

	3 Months Ended		12 Months Ended
(millions except per share amounts)	2008	2007	2008	2007
Revenues	$791.7	$821.3	$3,506.5	$3,433.0

Net income (loss) from continuing operations	$30.8	$72.8	$356.9	$262.0
Net income (loss) from discontinued operations	—	—	14.3	1.9

Net income (loss)	$30.8	$72.8	$371.2	$263.9

Earnings (loss) per share from continuing operations – basic	$0.15	$0.35	$1.70	$1.26
Earnings (loss) per share from discontinued operations – basic	—	—	0.07	0.01

Earnings (loss) per share – basic	$0.15	$0.35	$1.77	$1.27

Earnings (loss) per share – diluted	$0.15	$0.35	$1.77	$1.26
Average common shares outstanding – basic	209.7	208.6	209.3	208.2
Average common shares outstanding – diluted	210.6	209.6	210.2	209.0

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

MARCH 2008

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2008	2007	2008	2007
Revenues
Regulated electric and gas	$640.2	$640.6	$2,785.8	$2,658.4
Unregulated	151.5	180.7	720.7	774.6

Total revenues	791.7	821.3	3,506.5	3,433.0

Expenses
Regulated operations
Fuel	163.6	189.1	829.3	809.6
Purchased power	81.9	53.6	300.2	240.4
Cost of natural gas sold	119.0	107.7	401.1	350.2
Other	71.3	57.6	294.2	280.0
Operation other expense
Mining related costs	107.2	94.5	448.0	436.2
Waterborne transportation costs	0.0	54.7	151.7	218.4
Other	4.3	3.5	17.4	15.3
Maintenance	46.0	49.0	180.5	187.4
Depreciation and amortization	65.0	71.6	257.0	283.5
Gain on sale, net of transaction related costs	0.9	2.8	(223.2)	2.8
Sale of previously impaired assets / Asset impairments	0.0	0.0	0.0	(20.7)
Taxes, other than income	54.9	58.8	214.5	219.5

Total expenses	714.1	742.9	2,870.7	3,022.6

Income from operations	77.6	78.4	635.8	410.4

Other income (expense)
Allowance for other funds used during construction	1.3	1.7	4.1	4.3
Other income	5.3	51.9	65.4	122.3
Loss on debt exchange / extinguishment	0.0	0.0	(32.9)	(2.5)
Income from equity investments	17.4	16.2	69.7	60.5

Total other income	24.0	69.8	106.3	184.6

Interest charges
Interest expense	58.2	67.8	249.9	278.1
Allowance for borrowed funds used during construction	(0.5)	(0.7)	(1.5)	(1.6)

Total interest charges	57.7	67.1	248.4	276.5

Income before provision for income taxes	43.9	81.1	493.7	318.5
Provision for income taxes	13.1	31.8	195.5	127.7

Income from Continuing Operations before minority interest	30.8	49.3	298.2	190.8
Minority Interest	0.0	23.5	58.7	71.2

Income from Continuing Operations	30.8	72.8	356.9	262.0
Discontinued operations
Income from discontinued operations	0.0	0.0	0.0	2.4
Income tax provision (benefit)	0.0	0.0	(14.3)	0.5

Total discontinued operations	0.0	0.0	14.3	1.9

Net income	$30.8	$72.8	$371.2	$263.9

Average common shares outstanding - basic (millions)	209.7	208.6	209.3	208.2
Average common shares outstanding - diluted (millions)	210.6	209.6	210.2	209.0

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.15	0.35	1.70	1.26
Earnings per share from continuing operations — diluted	0.15	0.35	1.70	1.25
Earnings per share — basic	0.15	0.35	1.77	1.27
Earnings per share — diluted	0.15	0.35	1.77	1.26

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Mar-31-2008	Dec-31-2007
Assets
Current assets
Cash and cash equivalents	$118.1	$162.6
Restricted cash	7.5	7.4
Short-term investments	2.3	0.0
Receivables	309.9	295.9
Crude oil options receivable, net	0.0	78.5
Inventories at average cost
Fuel	78.7	85.8
Materials and supplies	68.1	68.2
Current derivative assets	72.2	0.3
Income tax receivables	0.7	0.7
Prepayments and other current assets	21.9	23.0
Current regulatory assets	55.3	67.4

Total current assets	734.7	789.8

Property, plant and equipment
Utility plant in service
Electric	5,256.9	5,275.2
Gas	925.4	917.4
Construction work in progress	427.2	364.8
Other property	344.6	336.4

Property plant and equipment at original cost	6,954.1	6,893.8
Accumulated depreciation	(2,001.8)	(2,005.6)

Total property, plant and equipment, net	4,952.3	4,888.2

Other assets
Deferred income taxes	416.3	424.9
Other investments	22.0	22.9
Long-term regulatory assets	186.7	186.8
Investment in unconsolidated affiliates	246.0	275.5
Goodwill	59.4	59.4
Long-term derivative assets	8.4	1.9
Deferred charges and other assets	116.6	115.8

Total other assets	1,055.4	1,087.2

Total assets	$6,742.4	$6,765.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.7	$5.7
Non-recourse	1.4	1.4
Notes payable	18.0	25.0
Accounts payable	282.2	302.1
Other current liabilities	15.3	18.0
Customer deposits	141.1	138.1
Current derivative liabilities	16.3	26.0
Interest accrued	65.4	32.7
Taxes accrued	34.5	33.2
Current regulatory liabilities	102.9	35.4

Total current liabilities	682.8	617.6

Other liabilities
Investment tax credits	11.4	12.2
Long-term regulatory liabilities	590.8	582.7
Long-term derivative liabilities	0.1	0.1
Deferred credits and other liabilities	402.2	377.2
Long-term debt, less amount due within one year
Recourse	3,054.4	3,149.4
Non-recourse	7.7	9.0

Total other liabilities	4,066.6	4,130.6

Total Liabilities	4,749.4	4,748.2
Capital
Common equity	210.7	210.9
Additional paid in capital	1,493.1	1,489.2
Retained earnings	323.8	334.1
Accumulated other comprehensive loss	(34.6)	(17.2)

Total capital	1,993.0	2,017.0

Total liabilities and capital	$6,742.4	$6,765.2

Book Value Per Share	$9.46	$9.57

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2008	2007	2008	2007
Cash flows from operating activities
Net income	$30.8	$72.8	$371.2	$263.9

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	65.0	71.6	257.0	283.5
Deferred income taxes	15.5	29.3	171.0	120.0
Investment tax credits, net	(0.7)	(0.6)	(2.6)	(2.6)
Allowance for other funds used during construction	(1.3)	(1.7)	(4.1)	(4.3)
Non-cash stock compensation	2.4	2.5	11.5	11.3
Gain on sales of business / assets, pretax	(1.0)	(24.3)	(222.8)	(75.1)
Noncash debt extinguishment / exchange, pretax	0.0	0.0	2.6	2.5
Equity in earnings of unconsolidated affiliates	14.8	4.8	(7.9)	(8.5)
Minority interest	0.0	(23.5)	(58.7)	(71.2)
Derivatives marked to market	0.0	(18.8)	(63.8)	(14.4)
Deferred recovery clause	(11.4)	12.8	99.5	(12.5)
Receivables, less allowance for uncollectibles	(13.1)	15.7	22.3	(7.4)
Inventories	7.2	(42.2)	39.7	(52.5)
Prepayments and other current assets	1.0	1.8	2.5	(6.0)
Taxes accrued	1.3	29.4	(1.6)	(4.1)
Interest accrued	32.7	35.8	(20.9)	4.5
Accounts payable	(5.6)	(36.4)	(41.2)	38.3
Other	15.4	29.9	(5.6)	72.2

	153.0	158.9	548.1	537.6

Cash flows from investing activities
Capital expenditures	(136.9)	(134.5)	(496.7)	(512.0)
Allowance for other funds used during construction	1.3	1.7	4.1	4.3
Net proceeds from sale of business / assets	(7.3)	7.9	390.0	90.3
Restricted cash	0.0	0.0	29.9	(0.1)
Distributions from unconsolidated affiliates	13.2	14.0	26.7	21.3
Other investments	76.3	(43.8)	119.6	(51.6)

	(53.4)	(154.7)	73.6	(447.8)

Cash flows from financing activities
Dividends	(41.1)	(39.8)	(164.3)	(158.9)
Proceeds from sale of common stock	1.3	3.6	11.8	14.5
Proceeds from long-term debt	190.8	0.0	634.9	244.0
Repayment of long-term debt / Purchase in lieu of redemption	(288.1)	(72.8)	(1,352.8)	(184.9)
Debt exchange premiums	0.0	0.0	(21.2)	0.0
Minority interest	0.0	21.8	59.4	62.6
Net increase (decrease) in short-term debt	(7.0)	3.0	(33.0)	(99.0)

	(144.1)	(84.2)	(865.2)	(121.7)

Net decrease in cash and cash equivalents	(44.5)	(80.0)	(243.5)	(31.9)
Cash and cash equivalents at beginning of period	162.6	441.6	361.6	393.5

Cash and cash equivalents at end of period	$118.1	$361.6	$118.1	$361.6

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala		TECO Transport(7)		Other & Eliminations		TECO Energy
Three months ended Mar. 31,
2008	Revenues - outsiders	$461.2	$179.0	$149.1	$2.3		$—		$0.1		$791.7
	Sales to affiliates	0.3	—	—	—		—		(0.3)		—

	Total revenues	461.5	179.0	149.1	2.3		—		(0.2)		791.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	17.4		—		—		17.4
	Depreciation	45.2	10.3	9.2	0.2		—		0.1		65.0
	Total interest charges (1)	29.4	4.2	2.5	3.8		—		17.8		57.7
	Allocated interest expense (1)	—	—	2.3	3.8		—		(6.1)		—
	Provision (Benefit) for income taxes	8.5	6.4	1.9	1.9		—		(5.6)		13.1
	Net income (loss) from continuing operations	$15.9	$10.0	$7.5	$10.5		$—		$(13.1	)(5)(6)	$30.8

2007	Revenues - outsiders	$471.4	$169.2	$127.5	$1.9		$51.3		$—		$821.3
	Sales to affiliates	0.5	—	—	—		24.0		(24.5)		—

	Total revenues	471.9	169.2	127.5	1.9		75.3		(24.5)		821.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	16.1		0.1		—		16.2
	Depreciation	46.4	9.8	9.5	0.2		5.6		0.1		71.6
	Total interest charges (1)	26.8	4.1	2.8	3.8		1.4		28.2		67.1
	Allocated interest expense (1)	—	—	2.6	3.7		(0.2)		(6.1)		—
	Provision (Benefit) for income taxes	11.0	6.9	20.0	1.3		1.5		(8.9)		31.8
	Net income (loss) from continuing operations	$21.8	$11.0	$42.4	$10.3		$6.4	(3)	$(19.1)		$72.8

Twelve months ended Mar. 31,
2008	Revenues - outsiders	$2,176.4	$609.5	$566.1	$8.4		$145.8		$0.3		$3,506.5
	Sales to affiliates	1.7	—	—	—		69.2		(70.9)		—

	Total revenues	2,178.1	609.5	566.1	8.4		215.0		(70.6)		3,506.5
	Equity Earnings in Unconsolidated Affiliates	—	—	—	69.8		(0.1)		—		69.7
	Depreciation	177.5	40.5	38.0	0.5		—		0.5		257.0
	Total interest charges (1)	114.8	17.1	12.2	15.2		3.5		85.6		248.4
	Allocated interest expense (1)	—	—	11.3	14.9		1.1		(27.3)		—
	Provision (Benefit) for income taxes	82.7	15.9	28.1	8.4		12.0		48.4		195.5
	Net income (loss) from continuing operations	$144.3	$25.6	$56.0	$44.9		$27.5		$58.6	(5)(6)	$356.9

2007	Revenues - outsiders	$2,097.9	$560.5	$562.2	$7.3		$204.7		$0.4		$3,433.0
	Sales to affiliates	2.1	—	—	—		103.9		(106.0)		—

	Total revenues	2,100.0	560.5	562.2	7.3		308.6		(105.6)		3,433.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	60.4		(0.2)		0.3		60.5
	Depreciation	186.3	37.3	36.8	0.6		22.2		0.3		283.5
	Total interest charges (1)	107.8	15.9	10.9	15.1		4.7		122.1		276.5
	Allocated interest expense (1)	—	—	10.1	14.6		(1.4)		(23.3)		—
	Provision (Benefit) for income taxes	78.3	17.8	45.9	8.9		11.5		(34.7)		127.7
	Net income (loss) from continuing operations	$135.2	$28.1	$96.5	$39.3	(4)	$24.1	(2)(3)	$(61.2	)(4)	$262.0

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	TECO Transport’s results include net storm costs of $0.2 million for the 12 months ended Mar. 31, 2007.
(3)	Beginning Apr. 1, 2007, no depreciation expense was recognized for TECO Transport as a result of the assets being classified as “held for sale”. Depreciation expense for the second, third and fourth quarters of 2007 would have been $3.6, $3.6 and $2.5 million, respectively.
(4)	Results for the 12 months ended Mar. 31, 2007 include a $3.1 million gain on the sale of a steam turbine originally reported in TECO Guatemala in the fourth quarter of 2006, a $2.6 million gain on the sale of another steam turbine originally reported in TECO Guatemala in the third quarter of 2006 and an $8.1 million gain on the sale of the McAdams Power Station taking place in the second quarter of 2006.
(5)	Results for the 12 months ended Mar. 31, 2008 include $15.2 million in after-tax transaction costs related to the sale of TECO Transport ($8.3 in the second quarter of 2007, $2.9 in the third quarter of 2007, $3.3 in the fourth quarter of 2007, and $0.7 in the first quarter of 2008).
(6)	Results for the 12 months ended Mar. 31, 2008 include the $149.6 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.
(7)	As a result of the sale, TECO Transport’s results are through Dec. 3, 2007.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales – Kilowatt-hours*		Percent Change
Three Months Ended March 31,	2008	2007		2008	2007
Residential	$206,996	$216,263	(4.3)	1,778,087	1,862,619	(4.5)
Commercial	147,473	146,607	0.6	1,468,015	1,458,836	0.6
Industrial — Phosphate	16,622	18,773	(11.5)	244,636	271,363	(9.8)
Industrial — Other	27,319	28,660	(4.7)	305,831	319,690	(4.3)
Other sales of electricity	42,606	40,457	5.3	418,585	391,999	6.8

	441,016	450,760	(2.2)	4,215,154	4,304,507	(2.1)

Deferred and other revenues	(7,255)	(3,573)	—	—	—	—
Sales for resale	16,036	15,567	3.0	189,146	198,074	(4.5)
Other operating revenue	10,792	9,160	17.8	—	—	—
SO2 Allowance Sales	963	0	—	—	—	—

	$461,552	$471,914	(2.2)	4,404,300	4,502,581	(2.2)

Average customers	668,940	664,740	0.6	—	—	—

Retail Net Energy For Load				4,357,664	4,412,323	(1.2)

Total Degree Days				520	584	(11.0)

	Operating Revenues*		Percent Change	Sales – Kilowatt-hours*		Percent Change
Twelve Months Ended March 31,	2008	2007		2008	2007
Residential	$1,008,674	$968,393	4.2	8,786,685	8,739,383	0.5
Commercial	654,491	615,604	6.3	6,550,704	6,422,044	2.0
Industrial — Phosphate	70,832	66,925	5.8	1,023,143	1,006,756	1.6
Industrial — Other	116,842	115,349	1.3	1,301,782	1,350,308	(3.6)
Other sales of electricity	180,502	165,916	8.8	1,781,086	1,689,889	5.4

	2,031,341	1,932,187	5.1	19,443,400	19,208,380	1.2
Deferred and other revenues	(55,419)	59,081	—	—	—	—
Sales for resale	69,462	66,150	5.0	896,210	799,029	12.2
Other operating revenue	40,625	38,279	6.1	—	—	—
SO2 Allowance Sales	92,061	4,268	—	—	—	—

	$2,178,070	$2,099,965	3.7	20,339,610	20,007,409	1.7

Average customers	667,403	657,691	1.5	—	—	—

Retail Net Energy For Load				20,393,784	20,174,411	1.1

Total Degree Days				4,190	4,124	1.6

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended March 31,	2008	2007		2008	2007
By Customer Segment:
Residential	$48,772	$54,332	(10.2)	27,785	29,155	(4.7)
Commercial	44,365	50,225	(11.7)	106,996	107,500	(0.5)
Industrial	2,219	2,523	(12.0)	46,722	51,388	(9.1)
Off System Sales	68,574	46,789	46.6	78,542	62,731	25.2
Power generation	3,370	2,776	21.4	106,725	65,451	63.1
Other revenues	9,838	10,846	(9.3)	—	—	—

	$177,138	$167,491	5.8	366,770	316,225	16.0

By Sales Type:
System supply	$142,686	$132,636	7.6	123,922	112,093	10.6
Transportation	24,614	24,009	2.5	242,848	204,132	19.0
Other revenues	9,838	10,846	(9.3)	—	—	—

	$177,138	$167,491	5.8	366,770	316,225	16.0

Average customers	336,123	335,098	0.3	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended March 31,	2008	2007		2008	2007
By Customer Segment:
Residential	$134,600	$138,045	(2.5)	68,717	70,962	(3.2)
Commercial	152,531	158,577	(3.8)	370,436	373,604	(0.8)
Industrial	9,370	11,099	(15.6)	181,678	202,659	(10.4)
Off System Sales	254,576	190,176	33.9	319,297	252,982	26.2
Power generation	15,237	13,949	9.2	512,961	394,528	30.0
Other revenues	36,362	42,712	(14.9)	—	—	—

	$602,676	$554,558	8.7	1,453,089	1,294,735	12.2

By Sales Type:
System supply	$475,591	$422,990	12.4	449,695	393,538	14.3
Transportation	90,723	88,856	2.1	1,003,394	901,197	11.3
Other revenues	36,362	42,712	(14.9)	—	—	—

	$602,676	$554,558	8.7	1,453,089	1,294,735	12.2

Average customers	334,599	330,798	1.1	—	—	—

*	in thousands